EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

     Agreement entered into on the 10th day of December, 2001 by and between Nadin Company (the “Buyer’’), a California corporation and Whitewing Labs. Inc., a Delaware corporation, (the “Seller’’). The Buyer and the Seller are referred to collectively herein as the “Parties.’’

     This Agreement contemplates a transaction in which the buyer will purchase certain assets of the Seller in return for cash and the Buyer’s Promissory Note (“Note’’).

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Basic Transaction.

(a)	Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and delivery to the Buyer, all of the Acquired Assets at the Closing for the consideration specified herein. The assets which are the subject to this transaction do not include the corporate entity or shell of the Seller nor does it include any cash or liquid assets of the Seller.

(b)	Purchase Price. The Buyer agrees to pay to the Seller at the Closing Net of Accounts Payable, accrued liabilities and Cash in the Seller the sum of Two Hundred Sixty Five Thousand Dollars ($265,000.00) (the “Purchase Price’’) by deliver of (i) bank check or wire of Sixty Five Thousand Dollars ($65,000.00) and (ii) its Note for Two Hundred Thousand Dollars ($200,000.00). The Note shall bear interest at the rate of 5% per annum, paid in thirty six monthly installments.

(c)	The Closing. The closing of the transactions contemplated by this Agreement (the “Closing’’) shall take place at the offices of Seller, commencing at 10:00 a.m. local time Pacific on Monday, December 10, 2001.

(d)	Deliveries at the Closing. At the Closing, the Seller will deliver to the Buyer a Bill of Sale for those assets listed in an Exhibit hereto in a form satisfactory to Buyer and shall make arrangements for the physical delivery of all assets purchased according to the written instructions of the Buyer. The Buyer will execute, acknowledge (if appropriate), and deliver to the Seller the Note in a form satisfactory to Seller and cash funds in the amount of $65,000.00.

2.	Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this agreement are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this agreement.

(a)	Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)	Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(c)	Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(d)	Title to Assets. The Seller has good and marketable title to all assets and licenses it is selling to Buyer, free and clear of any Security Interest or restriction on transfer.

(e)	The Seller has not granted any license or use for any of the assets being conveyed to Buyer.

(f)	There are no material occurrences, events, incidents, actions, failure to act, or transactions outside the Ordinary Course of Business involving the Seller.

(g)	Litigation. The Seller is not subject to any outstanding injunction, judgment, order, decree, ruling, inquiry, or charge nor is any threatened as of the date hereof and up to the date of the closing hereunder.

(h)	Disclosure. The representations and warranties contained herein do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

3.	Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained herein are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.	Authorization of Transaction. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

5.	Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)	General. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

(b)	Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to herein.

(c)	Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

(d)	Preservation of Business. The Seller will transfer its nutrition business, as is, including its present operations, physical facilities, and relationships with lessors, licensors, suppliers, and customers.

(e)	Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties.

(f)	Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate from maintaining the same business relationships with the Buyer and the Seller after the Closing as it maintained with the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Seller to the Buyer from and after the Closing.

(g)	Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request

6.	Conditions to Obligation to Close.

(a)	Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)	the representations and warranties above shall be true and correct in all material respects at and as of the Closing Date;

(ii)	the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(b)	Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

(i)	the representations and warranties above shall be true and correct in all material respects at and as of the Closing Date;

(ii)	the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

7.	Termination. The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

8.	Miscellaneous.

(a)	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)	Entire Agreement. This Agreement, including the documents referred to herein, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(c)	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(d)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)	Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the last known mailing address using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mal), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule.

(i)	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.

(j)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)	Expenses. The Buyer and the Seller will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l)	Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(m)	Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)	Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties.

Post-Closing. Each of the Parties agrees to take such further action (including the execution of such further instruments and documents) as the other Party may reasonably request.

(o)	The Buyer agrees that after the closing the Seller will have access to all corporate books, records, agreements, and financial data (including exclusive possession of the Quickbooks software program and any entries made in conjunction therewith) and all lawsuit and regulatory documents of any sort on the premises. Seller shall release a copy of merchant account statements for the past twelve month period to Buyer at closing. Buyer will cooperate with Seller to assist Seller to the extent practicable in Seller obtaining possession of any such data, records and information about or relating in any way to the Seller’s corporate business affairs which data, records and information, if any, are being kept off site from the Seller’s leased premises in the custody and control of third parties.

(p)	Seller shall undertake to change its name by March 31, 2002 and notify Buyer of the name change within ten (10) days of the date the name is changed.

(q)	The undersigned representative of Seller warrants that he has authority to sign this Agreement and any other documents associated with this transaction on behalf of the Seller.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER: Nadin Company

By:	/s/ [Signature Illegible]

Witness:	/s/ [Signature Illegible]

SELLER: Whitewing Labs, Inc.

By:	/s/ ANDREW LIBBY

Andrew Libby, its CEO

As approved by the Board of Directors

Witness:	/s/ [Signature Illegible]

Exhibit A — Assets being purchased

ACQUIRED ASSET PURCHASE ALLOCATION

All of the following:

1.	Office Equipment, including computers with File Server

2.	Computer Software, includes documentation, licenses, passwords, copies, except Quickbooks

3.	Furniture and Fixtures

4.	Telephone Equipment and 800 numbers (800.950.3030 and 800.858.0228)

5.	Customer database

6.	Domain Rights and Websites owned by Seller, as well as any other intellectual property rights owned by Seller, other than any which inherently belong to the Seller generically as a publicly traded corporation, if any, which are not in any way related to the nutritional business being sold hereby

7.	Marketing materials and Graphic Designs, infomercials, commercials

8.	Product Inventory (product and packaging, including but not limited to finished goods, raw materials, labels, plates, graphic designs, etc.)

9.	Goodwill Allocation (customer database)

10.	Trademarks, service marks, logos, trade names and corporate name, together with all translations and adaptations, and copyrights and products substantiation books

11.	Other assets to maintain existing conditions of the business

12.	All talent and consulting agreements.

13.	USPS account at U.S. Post Office, Mission Hills, CA

14.	Lease at Mail Box Etc.

15.	Contents of Whitewing Labs Safe Deposit Box

16.	Prepaid Advertisements